Exhibit 99.1

InfoSpace Announces Executive Departure

BELLEVUE, Wash. (December 21, 2006) – InfoSpace, Inc. (NASDAQ: INSP) today announced that Stephen J. Davis will leave his position as president of mobile and online media to pursue other career opportunities. Mr. Davis joined the Company in November 2005 and has been responsible for managing InfoSpace’s mobile entertainment business. He will leave the company effective January 1.

“I would like to thank Steve for his tremendous contributions to InfoSpace’s mobile business over the past year,” said Jim Voelker, chairman and chief executive officer of InfoSpace. “We wish him well in his future endeavors.”

The president of mobile media position will not be replaced as a result of the previously announced restructuring, under which InfoSpace is reducing its investment in mobile content and focusing on its online and mobile infrastructure businesses.

About InfoSpace, Inc.

InfoSpace, Inc. is a leading developer of tools and technologies to help people discover and enjoy content and information - whether on a mobile phone or on the PC. The company’s mobile platform and applications, such as InfoSpace Find It! (www.infospacefindit.com), create programming and sales opportunities for carriers, while satisfying consumer demand for highly relevant mobile functionality and content. InfoSpace uses its proprietary metasearch technology to power a portfolio of branded Web sites, including Dogpile (www.dogpile.com), ranked highest in customer satisfaction by J.D. Powers and Associates, and Zoo (www.zoo.com), a new kid-friendly search engine, and provide private-label search and online directory services to consumers on a global basis. More information can be found at www.infospaceinc.com.

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This release contains forward-looking statements about InfoSpace, Inc.’s restructuring and, in particular, in our investment in mobile content, our focus on our online and mobile infrastructure business, and the president of mobile media position that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include general economic, industry and market sector conditions, the progress and costs of the development of our products and services, our dependence on companies to distribute our products and services, the ability to successfully integrate acquired businesses, the successful execution of the Company’s strategic and operational initiatives, including rationalizing costs, and decisions made by our customers and partners to use our products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q as filed from time to time, in the section entitled, “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events

Source: InfoSpace, Inc.

Contacts:

Stacy Ybarra, InfoSpace

425.709.8127

stacy.ybarra@infospace.com